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Exhibit 5.1

Goodwin Procter LLP
Counsellors at Law
Exchange Place
Boston, MA 02109

June 17, 2005

Gables Residential Trust
777 Yamato Road, Suite 510
Boca Raton, FL 33431

Re: Legality of Securities to be Registered Under Registration Statement on Form S-3

Ladies and Gentlemen:

        This opinion is furnished in connection with the registration on Form S-3 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 65,967 common shares of beneficial interest, par value $.01 per share (the "Redemption Shares"), of Gables Residential Trust, a Maryland real estate investment trust (the "Company"). The Redemption Shares may be issued by the Company if and to the extent that certain holders (the "Selling Shareholders") of units of limited partnership ("Units") in Gables Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), tender such Units to the Operating Partnership for redemption and the Company exercises its contractual right to acquire such tendered Units for Redemption Shares.

        In connection with this opinion, we have examined the Amended and Restated Declaration of Trust and Second Amended and Restated Bylaws of the Company, each as amended to date; such records of the corporate proceedings of the Company as we deemed material; and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion. In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, and the legal capacity of each individual executing any document.

        We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, The Commonwealth of Massachusetts and the Maryland General Corporation Law.

        Based upon the foregoing, we are of the opinion that when the Redemption Shares being registered for the account of the Selling Shareholders have been duly issued and exchanged for Units tendered to the Operating Partnership for redemption by the Selling Shareholders as contemplated by the Registration Statement, such Redemption Shares will be validly issued, fully paid and nonassessable.

        The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

        We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ GOODWIN PROCTER LLP GOODWIN PROCTER LLP

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  Exhibit 5.1